EXHIBIT 99.1

News

February 11, 2010

Caterpillar contact:
Kate Kenny
Corporate Public Affairs
(309) 636-5253
Kenny_Kate@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Showcases Tier 4 Interim//Stage IIIB Readiness
and Leadership

Customer-driven system design is tailored to lead the industry in Technology, Sustainability and Profitability

PEORIA, Ill. – Unveiling the next generation of industry leading products, Caterpillar Inc. (NYSE: CAT) is showcasing its Tier 4 Interim//Stage IIIB readiness at an emissions strategy update event for industry professionals at the company’s Edwards, Illinois, Learning and Demonstration facility.  Caterpillar’s Tier 4 Interim//Stage IIIB engine technology includes state- of-the-art integrated system design built upon the success of the company’s ACERT technology.  Additional technologies, including powertrain innovation and aftertreatment devices, will be specifically tailored and applied to products to provide maximum value to customers while meeting the stringent emission requirements mandated by law.

“Our Tier 4 Interim//Stage IIIB products will be delivered on time, on cost and with the quality, durability and reliability our customers expect and deserve,” said Caterpillar Group President, Stu Levenick.  “Tier 4 Interim//Stage IIIB is the most aggressive and expensive product development initiative in Caterpillar history.  We began this journey with Tier 1 in 1996, and with each new tier we continue to build upon our proven technologies, product development and strong dealer network.”

Caterpillar's significant research and development costs are primarily due to the new product introduction programs related to Tier 4 Interim//Stage IIIB emissions compliance.

“Our pricing strategy will focus on providing customers with the best value proposition in the market, a broad-based deployment process that minimizes disruption while at the same time allows the company to recover significant multi-year costs necessary to meet the new regulations,” said Levenick. “While the details have not yet been finalized, price actions associated with recovering the costs of Tier 4 Interim//Stage IIIB for our machines in the 130-560 kilowatt power range may increase prices by as much as 12 percent over our Tier 4 Interim//Stage IIIB introduction time frame. We anticipate the first increase, starting January 1, 2011, to be about one third of the 12 percent increase.  Pricing for commercial engine applications, such as electric power, industrial and petroleum, will vary depending on product and power range.  We plan to initiate broad-based emissions related price actions also starting January 1, 2011, for all products, including those utilizing transitional provisions.”

In 2004, the Environmental Protection Agency and the European Union introduced Tier 4 and Stage IIIB/IV emission standards respectively, with effective dates ranging from 2008 to 2015.  Tier 4//Stage IV standards require emissions of particulate matter (PM) and oxides of nitrogen (NOx) to be reduced by more than 90 percent.

 “It’s not just about emissions – our focus is on the customer,” said Marketing and Product Support Vice President, Rod Beeler.  “Our ultimate goal is to exceed expectations by developing products that are safer, more efficient and environmentally responsible without sacrificing performance.”

It is projected that Caterpillar will accumulate nearly one million hours of testing on Tier 4 Interim//Stage IIIB engines and machines by the end of 2010.

During the strategy update, Caterpillar previewed some of its newly developed machines including a 336E Hydraulic Excavator, 140M Motor Grader, 980H Wheel Loader and 775 Off-Highway Truck.  The company will also showcase its Tier 4 Interim//Stage IIIB readiness at the international trade show, bauma 2010, this April in Munich, Germany.

About Caterpillar:
For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2009 sales and revenues of $32.396 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at http://www.cat.com.

Safe Harbor
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar.  It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse change in general economic conditions; (ii) adverse change in the industries Caterpillar serves including construction, infrastructure, mining, energy, marine and electric power generation; (iii) Caterpillar's ability to manage material, including steel, and freight costs; (iv) Caterpillar's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (v) material adverse change in customers' access to liquidity and capital; (vi) currency exchange or interest rates changes; (vii) political stability; (viii) market acceptance of the company's products and services; (ix) significant changes in the competitive environment; (x) epidemic diseases; (xi) severe change in weather conditions negatively impacting operations; (xii) changes in law, regulations and tax rates; and (xiii) other general economic, business and financing conditions and factors described in more detail in "Item 1A – Risk Factors" in Part II of our Form 10-Q filed with the SEC on October 30, 2009 for the 3rd quarter of 2009.  This filing is available on our website at www.cat.com/sec_filings.  We do not undertake to update our forward-looking statements.